Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-178473 on Form S-4 of our reports dated November 23, 2011, relating to the consolidated financial statements and consolidated financial statement schedules of The Scotts Miracle-Gro Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2011 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio

February 10, 2012